NEWS RELEASE
ROB FREDERICK	SUE PERRAM
VICE PRESIDENT	DIRECTOR
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6862

BROWN-FORMAN DELIVERS STRONG NET SALES RESULTS
AND RAISES FULL YEAR OUTLOOK
Louisville, KY, December 8, 2021 - Brown-Forman Corporation (NYSE: BFA, BFB) announced financial results for its second quarter and first half of fiscal 2022. For the second quarter, the company’s net sales1 of $994 million increased 1% (+7% on an underlying basis2) compared to the same prior-year period. In the quarter, operating income decreased 2% to $322 million (+10% on an underlying basis) and diluted earnings per share decreased 2% to $0.49.
For the first six months of the fiscal year, the company’s net sales increased 9% to $1,900 million (+12% on an underlying basis) compared to the same prior-year period. In the first half, operating income decreased 15% to $611 million (+13% on an underlying basis) and diluted earnings per share declined 24% to $0.89 primarily due to the gain from the sale of the Canadian Mist, Early Times, and Collingwood brands in the prior year.
“Despite the many challenges and ongoing uncertainties created by the pandemic, Brown-Forman’s business remains incredibly strong,” said Lawson Whiting, Brown-Forman’s President and Chief Executive Officer. Whiting added, “We are pleased with the strong first half of the fiscal year and remain confident in our ability to deliver sustainable long-term growth, particularly given consumers’ increasing preference for premium spirits and our strength in the growing American whiskey and tequila categories.”
First Half of Fiscal 2022 Highlights
•Net sales grew 9% (+12% underlying)
◦Developed international, emerging markets, and the Travel Retail3 channel delivered strong double-digit net sales growth.
◦Net sales in the United States were flat (+6% underlying).
◦Jack Daniel’s family of brands grew net sales 9% (+11% underlying) powered by 14% net sales growth (+15% underlying) from Jack Daniel’s Tennessee Whiskey.
◦Premium bourbons grew net sales 11% (+18% underlying) driven by sustained double-digit growth from Woodford Reserve and Old Forester.
◦The tequila portfolio grew net sales 16% (+16% underlying) led by double-digit growth from Herradura and el Jimador.
•Strong free cash flow2 of $302 million was generated, a 19% increase compared to the prior-year period.

First Half of Fiscal 2022 Brand Results
•Jack Daniel’s family of brands grew net sales 9% (+11% underlying) led by Jack Daniel’s Tennessee Whiskey, which benefited from higher volumes globally and favorable channel mix in the United States related to the on-premise reopening. Further contributions to net sales growth were driven by higher volumes for Jack Daniel’s RTDs and Jack Daniel’s Tennessee Honey, as well as the ongoing international launch of Jack Daniel’s Tennessee Apple. Supply chain disruptions adversely impacted these gains during the first half of the fiscal year.
•Premium bourbons, led by Woodford Reserve and Old Forester, maintained double-digit net sales growth fueled by strong volumetric gains in the United States and Travel Retail despite supply chain disruptions.
•The tequila portfolio’s underlying net sales grew 16% (+16% underlying) propelled by double-digit net sales growth for Herradura and el Jimador. Herradura grew volumes in the United States along with Mexico, which cycled against a weaker prior-year base. el Jimador’s net sales growth was driven by broad-based volume gains in the United States, Latin America, and the United Kingdom. These gains were partially offset by lower volumes of New Mix in Mexico reflecting a difficult prior-year comparison when volumes benefited from a temporary supply chain disruption in the beer industry.

First Half of Fiscal 2022 Market Results
•Net sales growth in the United States3 was flat (+6% underlying). Gains, primarily driven by Jack Daniel’s Tennessee Whiskey, premium bourbons, and tequilas, were largely offset by an estimated net decrease in distributor inventories, the effect of acquisitions and divestitures, and lower volumes in the off-premise channel driven by a strong prior-year comparison. Supply chain disruptions had an adverse impact on results.
•Developed international3 markets grew net sales 14% (+12% underlying), driven by broad-based growth led by Germany, the United Kingdom, Korea, and Spain.
•The company’s emerging markets3 net sales growth of 26% (+25% underlying) was propelled by volume gains across most markets largely driven by favorable prior-year comparisons. Supply chain disruptions had an adverse impact on results.
•Net sales in the Travel Retail3 channel increased 38% (+64% underlying) primarily due to a favorable prior-year comparison, which was significantly impacted by COVID-19 related travel bans and restrictions.

First Half of Fiscal 2022 Other P&L Items
•Gross profit increased 9% (+12% underlying). Gross margins contracted slightly to 60.1% driven primarily by unfavorable cost/mix, largely offset by impact of the sale of the Canadian Mist, Early Times, and Collingwood brands in the prior year.
•The company’s investment in advertising increased 24% (+23% underlying) as the company cycled against a substantial reduction in promotional activity during the same period last year due to COVID-19.
•Selling, general, and administrative expenses increased 10% (+8% underlying) reflecting the timing of higher compensation-related expenses, an increase in non-income tax reserves, and cycling against lower discretionary spend in the prior-year period.
•Operating income decreased 15% (+13% underlying), while diluted earnings per share decreased 24% to $0.89, primarily driven by the $0.19 per share impact from the gain on the sale of the Canadian Mist, Early Times, and Collingwood brands in the prior year.

First Half of Fiscal 2022 Financial Stewardship
•On November 18, 2021, Brown-Forman’s Board of Directors approved a 5% increase in the regular quarterly cash dividend to $0.1885 per share on the Class A and Class B common stock. The quarterly cash dividend is payable on December 28, 2021 to stockholders of record on December 3, 2021. This marked the company’s 78th year of paying consecutive dividends and the 38th year of increases in its regular quarterly dividend.
•Brown-Forman’s Board of Directors also declared a special dividend of approximately $480 million, or $1.00 per share, on its Class A and Class B common stock. This special cash dividend is payable on December 29, 2021 to stockholders of record on December 9, 2021.

Fiscal 2022 Outlook
•While volatility and uncertainty persists in the operating environment due to COVID-19 and supply chain disruptions, we remain confident in our growth momentum and have revised our full-year underlying net sales outlook from mid-single digit to high-single digit growth.
Currently, we are managing through the impact of global supply chain disruptions, including glass supply, and have deployed a number of risk mitigation strategies to address the various constraints on our business. While we expect supply chain disruptions to persist throughout the fiscal year, we believe the impact will become less significant in the second half of the year.
•We continue to expect reported gross margin to be flat or slightly down for the full year compared to fiscal 2021, reflecting the unfavorable impacts of supply chain disruptions, higher input costs related to commodity prices, and higher transportation costs. The outlook reflects the modest positive impact of the January 1, 2022 suspension of tariffs on American whiskey exports to the European Union.
•Considering the revised underlying net sales outlook and our intent to align advertising investment growth with underlying net sales growth, we have revised underlying operating expense expectations from mid-single digit to high-single digit growth for the full year.
•As a result of the above factors, we now expect high-single digit underlying operating income growth for the full year.
•Our effective tax rate outlook continues to be in the range of approximately 22-23%.
•We continue to anticipate that our quarterly results will be volatile for the remainder of fiscal 2022,     particularly underlying advertising expense and underlying operating income, as a result of the unusual comparisons to last year.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. All interested parties in the United States are invited to join the conference call by dialing 833-962-1472 and asking for the Brown-Forman call. International callers should dial +1-442-268-1255. The company suggests that participants dial in 10 minutes in advance of the 10:00 a.m. (ET) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For over 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Jack Daniel’s Tennessee Apple, Gentleman Jack, Jack Daniel’s Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Finlandia, Chambord, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; shifts in consumer purchase practices; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruptions
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the risk of the resulting negative economic impact and related governmental actions
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2020 and 2021
(Dollars in millions, except per share amounts)

	2020	2021	Change

Net sales	$985	$994	1%
Cost of sales	404	404	0%
Gross profit	581	590	2%
Advertising expenses	95	104	10%
Selling, general, and administrative expenses	155	165	6%
Other expense (income), net	1	(1)
Operating income	330	322	(2%)
Non-operating postretirement expense	2	2
Interest expense, net	19	19
Income before income taxes	309	301	(2%)
Income taxes	69	65
Net income	$240	$236	(2%)

Earnings per share:
Basic	$0.50	$0.49	(2%)
Diluted	$0.50	$0.49	(2%)

Gross margin	59.0%	59.3%
Operating margin	33.5%	32.3%

Effective tax rate	22.1%	21.6%

Cash dividends paid per common share	$0.1743	$0.1795

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,506	478,857
Diluted	480,748	480,518

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2020 and 2021
(Dollars in millions, except per share amounts)

	2020	2021	Change

Net sales	$1,738	$1,900	9%
Cost of sales	692	757	9%
Gross profit	1,046	1,143	9%
Advertising expenses	157	194	24%
Selling, general, and administrative expenses	303	333	10%
Gain on sale of business	(127)	—
Other expense (income), net	(4)	5
Operating income	717	611	(15%)
Non-operating postretirement expense	3	2
Interest expense, net	39	39
Income before income taxes	675	570	(16%)
Income taxes	111	142
Net income	$564	$428	(24%)

Earnings per share:
Basic	$1.18	$0.89	(24%)
Diluted	$1.17	$0.89	(24%)

Gross margin	60.2%	60.1%
Operating margin	41.2%	32.1%

Effective tax rate	16.4%	24.9%

Cash dividends paid per common share	$0.3486	$0.3590

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,413	478,822
Diluted	480,585	480,615

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2021	October 31, 2021
Assets:
Cash and cash equivalents	$1,150	$1,073
Accounts receivable, net	753	933
Inventories	1,751	1,793
Other current assets	263	233
Total current assets	3,917	4,032

Property, plant, and equipment, net	832	813
Goodwill	779	776
Other intangible assets	676	663
Other assets	318	332
Total assets	$6,522	$6,616

Liabilities:
Accounts payable and accrued expenses	$679	$708
Accrued income taxes	34	56
Short-term borrowings	205	19
Total current liabilities	918	783

Long-term debt	2,354	2,331
Deferred income taxes	169	164
Accrued postretirement benefits	219	218
Other liabilities	206	197
Total liabilities	3,866	3,693

Stockholders’ equity	2,656	2,923

Total liabilities and stockholders’ equity	$6,522	$6,616

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2020 and 2021
(Dollars in millions)

	2020	2021

Cash provided by operating activities	$283	$335

Cash flows from investing activities:
Proceeds from sale of business	177	—
Additions to property, plant, and equipment	(29)	(33)
Other	(1)	(2)
Cash provided by (used for) investing activities	147	(35)

Cash flows from financing activities:
Net change in short-term borrowings	26	(184)
Dividends paid	(167)	(172)
Other	(14)	(6)
Cash used for financing activities	(155)	(362)

Effect of exchange rate changes on cash and cash equivalents	14	(15)

Net increase (decrease) in cash and cash equivalents	289	(77)

Cash and cash equivalents, beginning of period	675	1,150

Cash and cash equivalents, end of period	$964	$1,073

Schedule A

Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2021	October 31, 2021	April 30, 2021

Reported change in net sales	1%	9%	3%
Acquisitions and divestitures	2%	2%	—%
Foreign exchange	(1)%	(1)%	(1)%
Estimated net change in distributor inventories	5%	2%	4%
Underlying change in net sales[2]	7%	12%	6%

Reported change in gross profit	2%	9%	(2)%
Acquisitions and divestitures	1%	1%	1%
Foreign exchange	(1)%	(1)%	(1)%
Estimated net change in distributor inventories	7%	3%	4%
Underlying change in gross profit[2]	8%	12%	3%

Reported change in advertising expenses	10%	24%	4%
Acquisitions and divestitures	—%	—%	—%
Foreign exchange	(1)%	(1)%	(2)%
Underlying change in advertising expenses[2]	9%	23%	2%

Reported change in SG&A	6%	10%	4%
Acquisitions and divestitures	—%	—%	—%
Foundation	—%	—%	(3)%
Foreign exchange	—%	(2)%	(1)%
Underlying change in SG&A2	6%	8%	—%

Reported change in operating income	(2)%	(15)%	7%
Acquisitions and divestitures	1%	20%	(10)%
Foundation	—%	—%	2%
Impairment Charges	1%	1%	(1)%
Foreign exchange	(2)%	1%	(2)%
Estimated net change in distributor inventories	12%	5%	9%
Underlying change in operating income[2]	10%	13%	4%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2021

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales
	9-Liter[4]	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying[2]
Whiskey	9%	11%	8%	2%	—%	2%	12%
Jack Daniel’s family of brands	8%	10%	9%	—%	—%	2%	11%
Jack Daniel’s Tennessee Whiskey	12%	12%	14%	—%	—%	—%	15%
Jack Daniel’s RTD and RTP	5%	5%	4%	—%	(2)%	4%	6%
Jack Daniel’s Tennessee Honey	6%	6%	(4)%	—%	—%	10%	6%
Gentleman Jack	(4)%	(4)%	(10)%	—%	—%	7%	(3)%
Jack Daniel’s Tennessee Fire	(4)%	(4)%	(5)%	—%	—%	1%	(4)%
Jack Daniel’s Tennessee Apple	39%	39%	55%	—%	2%	(26)%	30%
Other Jack Daniel’s Whiskey Brands	3%	3%	7%	—%	(1)%	3%	10%
Woodford Reserve	18%	18%	10%	—%	—%	7%	17%
Rest of Whiskey	18%	18%	(23)%	44%	(1)%	1%	21%
Tequila	(16)%	5%	16%	—%	(4)%	4%	16%
el Jimador	15%	15%	15%	—%	(2)%	6%	19%
Herradura	43%	43%	41%	—%	(3)%	8%	46%
Rest of Tequila	(24)%	(22)%	(10)%	—%	(7)%	—%	(17)%
Wine	3%	3%	9%	—%	—%	(7)%	2%
Vodka	14%	14%	26%	—%	(3)%	(2)%	21%
Rest of Portfolio	14%	14%	22%	(4)%	9%	(7)%	20%
Non-Branded and Bulk	NM	NM	18%	1%	—%	—%	18%
Total Portfolio	2%	10%	9%	2%	(1)%	2%	12%
Other Brand Aggregations
American whiskey	9%	11%	9%	1%	—%	3%	12%
Premium bourbons	17%	17%	11%	—%	—%	7%	18%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Six Months Ended October 31, 2021

	% Change vs. Prior-Year Period
Geographic Area[3]	Net Sales
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying[2]
United States	—%	3%	—%	3%	6%
Developed International	14%	—%	—%	(2)%	12%
Australia	6%	—%	(1)%	—%	4%
Germany	18%	—%	—%	—%	18%
United Kingdom	10%	—%	3%	(1)%	13%
France	4%	—%	(1)%	—%	4%
Canada	(14)%	1%	(5)%	21%	3%
Rest of Developed International	36%	2%	(2)%	(14)%	22%
Emerging	26%	—%	(2)%	—%	25%
Mexico	9%	—%	(9)%	—%	1%
Poland	3%	—%	(1)%	—%	2%
Brazil	31%	—%	(1)%	13%	43%
Russia	26%	—%	(11)%	7%	22%
Rest of Emerging	50%	—%	4%	(5)%	49%
Travel Retail	38%	3%	(2)%	26%	64%
Non-Branded and Bulk	18%	1%	—%	—%	18%
Total	9%	2%	(1)%	2%	12%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
(Dollars in millions)

	Six Months Ended
	October 31, 2020	October 31, 2021

Cash provided by operating activities	$283	$335
Additions to property, plant, and equipment	(29)	(33)
Free Cash Flow[2]	$254	$302
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, C, and D of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; (e) underlying other expense (income) net; (f) underlying operating expenses*; and (g) underlying operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) estimated net changes in distributor inventories, (4) impairment charges, and (5) Foundation. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million, and entered into a related transition services agreement (TSA) for these brands. Also, during fiscal 2021, we acquired Part Time Rangers Limited, which owns Part Time Rangers RTDs.
This adjustment removes (a) transaction and integration costs related to the acquisitions and divestitures, (b) the gain on sale of Early Times, Canadian Mist, and Collingwood and related assets, (c) operating activity for the non-comparable period for Early Times, Canadian Mist, and Collingwood, which is activity in the first quarter of fiscal 2021, (d) the net sales and operating expenses recognized pursuant to the TSA related to (i) contract bottling services and (ii) distribution services in certain markets, and (e) operating activity for Part Time Rangers Holdings Limited for the non-comparable period, which is activity in the first two quarters of fiscal 2021. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this report, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use our volumetric shipment information and depletion information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of fluctuating levels of distributor

*Operating expenses include advertising expense, SG&A expense, and other expense (income), net.

inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

•“Impairment charges.” This adjustment removes the impact of impairment charges from our results of operations. During the first half of fiscal 2022, we recognized non-cash impairment charges of $9 million for certain fixed assets. We believe that this adjustment allows for us to better understand our underlying results on a comparable basis.
•“Foundation.” In the fourth quarter of fiscal 2021, we committed $20 million to the Brown-Forman Foundation (the Foundation) to support the company’s charitable giving program in the communities where our employees live and work. This adjustment removes the $20 million commitment to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations, we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.

Free cash flow. This measure refers to the cash provided by operating activities less additions to property, plant, and equipment on the Unaudited Condensed Consolidated Statements of Cash Flows above. In Schedule D, we provide this calculation for the relevant time periods. We use this non-GAAP measure in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2021 net sales. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are Australia, Germany, the United

Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Brazil, and Russia. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.

Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2021 net sales. In addition to brands that are listed by name, we include the following aggregations:
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel’s family of brands, the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), and super-premium American whiskey (defined below).
◦“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Sinatra Select, and Jack Daniel’s Bottled-in-Bond.
◦“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Double Jack, Gentleman Jack & Cola, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Lynchburg Lemonade, Jack Daniel’s Whiskey & Seltzer, and the seasonal Jack Daniel’s Winter Jack RTP.
◦“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
◦“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, JDSB, JDTR, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Sinatra Select.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, New Mix, Pepe Lopez, and Antiguo.
•“Wine” includes Korbel Champagnes and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.
•“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” usually means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.
•“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

Note 4 - Jack Daniel’s Country Cocktails 9L Depletions

Effective April 1, 2021, we entered into a partnership with Pabst Brewing Company for the supply, sales, and distribution of Jack Daniel’s Country Cocktails in the United States. Consequently, our fiscal 2022 results include net sales, but do not include 9L depletions for this brand. To share results on a comparable basis for fiscal 2022, we excluded fiscal 2021 9L depletions for Jack Daniel’s Country Cocktails in the United States.